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Scott D. Peters, Chief Executive Officer and President G REIT, Inc. 1551 N. Tustin Ave., Suite 200	Media Contact: Jill Swartz 714-667-8252 ext. 251 jswartz@1031nnn.com

Santa Ana, CA 92705

877-IRS-1031

714-667-8252

www.1031nnn.com

G REIT ANNOUNCES THE SALE OF
BRUNSWIG SQUARE LOCATED IN LOS ANGELES, CALIFORNIA

Santa Ana, California, October 10, 2006 – Scott D. Peters, Chief Executive Officer and President of G REIT, Inc., announced the sale of Brunswig Square today, pursuant to a plan of liquidation approved at the Special Meeting of Stockholders held on February 27, 2006. The disposition closed on October 6, 2006.

Brunswig Square was sold for $26,900,000 to Jamison Properties. David Mellor and Robert Munson of Triple Net Properties, LLC and Kevin Shannon of CB Richard Ellis, Inc. represented G REIT in the transaction. Kevin Shannon also represented Jamison Properties. Brunswig Square was originally purchased in April 2004 for $23,805,000. After payment of a related mortgage loan, closing costs and other transaction expenses, G REIT’s net cash proceeds were approximately $9,640,000 from the sale.

Brunswig Square is a 136,000 square foot, 8-story, multi-tenant office building with ground retail space located in the Little Tokyo District of downtown Los Angeles, California. The property is currently 94% leased and major tenants include the General Services Administration and the City of Los Angeles Pensions and Retirement System, whose interests in Brunswig Square are due in part to the building’s close proximity to the Civic Center. Originally built in 1931, the building underwent extensive renovations in 1985/1986, including the addition of three new floors, the east and west ground-level retail wings and the parking deck.

In 2005 G REIT sold two properties and in 2006, pursuant to the plan of liquidation, G REIT has sold four more properties. In addition, 19 more properties have been listed for sale, and five properties are currently under contract for sale. In G REIT’s June 30, 2006 Form 10-Q quarterly report, management estimated a cumulative net liquidation value of approximately $10.97 per share of common stock. A detailed description of the plan of liquidation is available in G REIT’s definitive proxy statement filed with the Securities and Exchange Commission on January 13, 2006.

Triple Net Properties, LLC serves as the advisor to G REIT, Inc. and manages its day-to-day operations. Triple Net Properties, LLC manages a growing portfolio of over 30.9 million square feet of commercial properties including 4 million square feet of multi-family properties with a combined market value of over $4.1 billion from their headquarters in Santa Ana, California and numerous regional offices. Triple Net Properties, LLC and affiliates are currently buying and selling properties throughout the United States.